Exhibit No. (12)

KIMBERLY-CLARK CORPORATION AND SUBSIDIARIES
Computation of Ratio of Earnings to Fixed Charges
(Dollar amounts in millions)

	Year Ended December 31
	2014	2013	2012	2011	2010

Consolidated Companies
Income from continuing operations before income taxes	$2,255	$2,641	$2,110	$1,893	$2,308
Interest expense	284	282	285	277	244
Interest factor in rent expense	101	106	101	88	90
Amortization of capitalized interest	23	12	11	13	14

Equity Affiliates
Share of 50%-owned:
Income before income taxes	1	6	3	(1)	-
Interest expense	-	-	-	-	-
Interest factor in rent expense	-	-	-	-	-
Amortization of capitalized interest	-	-	-	-	-
Distributed income of less than 50%-owned	168	163	148	137	132

Earnings	$2,832	$3,210	$2,658	$2,407	$2,788

Consolidated Companies
Interest expense	$284	$282	$285	$277	$244
Capitalized interest	11	14	9	8	12
Interest factor in rent expense	101	106	101	88	90

Equity Affiliates
Share of 50%-owned:
Interest and capitalized interest	-	-	-	-	-
Interest factor in rent expense	-	-	-	-	-

Fixed Charges	$396	$402	$395	$373	$346

Ratio of earnings to fixed charges	7.15	7.99	6.73	6.45	8.06